Mail Stop 3030
                                                          September 5, 2018


Via E-mail
Daniel P. Florin
Chief Financial Officer
Zimmer Biomet Holdings, Inc.
345 East Main Street
Warsaw, IN 46580

       Re:    Zimmer Biomet Holdings, Inc.
              Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 27, 2018
              File No. 001-16407

Dear Mr. Florin:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                          Sincerely,

                                                          /s/ Kevin J. Kuhar

                                                          Kevin J. Kuhar
                                                          Accounting Branch
Chief
                                                          Office of Electronics
and Machinery